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                                                                    EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Tower Automotive Inc. and Subsidiaries on Form S-4 of our report dated February 11, 2003 (May 27, 2003 as to the effects of the adoption of Statement of Financial Accounting Standards No. 145 discussed in Note 2 and issuance of the new accounting pronouncements discussed in Note 2), relating to the consolidated financial statements of Tower Automotive, Inc. and Subsidiaries for the year ended December 31, 2002, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated February 11, 2003 relating to the financial statement schedules I and II of Tower Automotive, Inc. and Subsidiaries for the year ended December 31, 2002, incorporated by reference in this Registration Statement. Our report appearing in the Prospectus expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in Tower Automotive Inc. and Subsidiaries' method of accounting for goodwill and (ii) the application of procedures relating to certain other disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications.

We also consent to the reference to us under the headings "Summary Historical Consolidated Financial Data," "Selected Historical Financial Data," and "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP
--------------------------
Minneapolis, Minnesota
October 28, 2003